EXHIBIT 5

Opinion and Consent of Miller & Martin PLLC

Southern Community Bancshares, Inc.
525 North Jeff Davis Drive
Fayetteville, Georgia 30214

Re:	Southern Community Bancshares, Inc. 2001 Incentive Stock Option Plan for Key Employees

Ladies and Gentlemen:

     This opinion is given in connection with the filing by Southern Community Bancshares, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration of 46,520 shares of the no par value Common Stock of the Company (the “Company Common Stock”) which may be issued pursuant to the exercise of options (the “Options”) under the Company’s 2001 Incentive Stock Option Plan for Key Employees (the “Plan”).

     In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein including the Articles of Incorporation and Bylaws of the Company and certain resolutions of the Board of Directors of the Company relating to the Plan.

     For purposes of this opinion, we assume that all awards of Options have been granted in accordance with the Plan.

     Based on the foregoing, it is our opinion that the shares of the Company Common Stock to be issued upon the exercise of Options in accordance with the terms of the Plan upon receipt in full by the Company of the consideration prescribed for each share pursuant to the Plan will be duly authorized, validly issued, fully paid and nonassessable under the Georgia Business Corporation Code in effect on this date.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

MILLER & MARTIN PLLC

By:	/s/ T. KENNERLY CARROLL, JR.

T. Kennerly Carroll, Jr.

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